EXHIBIT 10.1




October 27, 1998





Mr. Dick Rademaker
President and CEO
LRG
Licensing Resource Group
426 Century Lane, Suite 100
Holland, MI
49423

Dear Dick:

This letter sets forth the revised agreement between Power Photo Enterprises Inc. (PPE) and Licensing Resource Group Inc. (LRG) - collectively, the "Parties". This agreement replaces all other letters and agreements between the two parties and in particular, the March 16, 1998 correspondence from LRG to TPE, and the July 15th amendment from PPE to LRG.

1.0 LRG understands that Sony of Canada Ltd. ("Sony") has developed a Retail Digital Imaging System, currently referred to as the "Sticket" (the "Technology"), which produces an image of the user which is digitally affixed to stock images which the user selects in order to create a customized keepsake ("Products").

2.0 PPE represents and warrants that Sony has granted PPE th non-exclusive and assignable right to design, manufacture, distribute and market the Technology in the United States of America. LRG represents and warrants that they have longstanding expertise in the USA college and university (collectively, "Universities") fields of licensing, distribution and marketing of products, trademarks, copyrights and related services (the "Expertise").

     LRG as licensing agent
     ----------------------

3.1 PPE hereby grants to LRG the exclusive right execute and administer licenses in the Territory, defined as the Universities in the USA, during the Term (as defined below) for use of the Technology on Products which bear the Name, Trademark(s), and/or Logo(s) of the Universities.



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3.2  LRG shall have the exclusive  marketing  rights for the  Technology and the
     Products in the Territory. PPE retains all other rights. LRG shall have the exclusive right to franchise Universities communities and distribute to Universities' bookstores as identified in the National Association of College Stores ("NACS").

3.3 All Technology licensing agreements with Universities in the Territory shall be signed by PPE or, as PPE may agree, by LRG as agent for PPE, provided that all such agreements shall be in form, and substance pre-approved by PPE, including payment by the Universities as determined by the Parties.

3.4 For all sales made by LRG in the Territory, LRG shall receive a commission of $750 per kiosk payable within thirty days of the installation and payment in full of each kiosk.

3.5 For the duration of each franchise agreement sold by LRG LRG will receive a royalty on each image transaction at each kiosk. This royalty will be calculated at 5(cent) per piece of media (Sony Sticket photographic paper) on a quarterly basis, with payment due 30 days after the end of each quarter.

     LRG as Distributor
     --------------------

4.0 LRG as Distributor. LRG desires to become PPE's exclusive distributor in certain defined market segments or territories in the United States of America. These market segments or territories are identified and defined in the attached addendum to this agreement. Each addendum identifies the market segment/territory and the associated marketing plan. The marketing plan outlines the expected sales volume, sales methodology and time lines agreed upon by both LRG and PPE. These marketing plans will identify minimum performance criteria which will form the basis of LRG retaining the exclusive distribution rights to each identified market segment.

4.1 PPE will grant LRG the first right of refusal regarding the expansion of LRG's exclusive distribution right to include new market segments. These additional market segments will be defined and become part of this agreement by their addition as addenda from time to time as both parties agree.

4.2 For all sales made by LRG in the Territory, LRG shall receive a commission of $750 on each kiosk sold payable within thirty days of the installation and payment in full of each kiosk.

4.3 On each sheet of paper media sold by PPE and used to complete a transaction at each kiosk in the territory or market segment defined in this agreement, LRG will receive a royalty on each image transaction at each kiosk. This royalty will be calculated at 5(cent) per piece of media (Sony Sticket photographic paper) on a quarterly basis, with payment due 30 days after the end of each quarter.




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                                      - 3 -

5.0  LRG will receive a 5% equity position in Power Photo Enterprises Inc.

6.0 It is expected that variances to the general agreement will occur and these will be handled by the parties in a way that is conducive to the overall sales objectives of PPE. Some general guidelines follow:

6.1 It is expected that LRG will use the services of other distributors, agents and sales reps to sell the kiosks. It is also anticipated that volume sales will require a discounted price structure. Sub-distributors, agents, sales reps, etc. will be paid by LRG. PPE will provide a pricing structure which will enable LRG to obtain profit margins necessary to offset the cost of the sub-distributors, etc. PPE will also support LRG's sales efforts through reduced pricing for volume orders or special market penetration.

7.0 Each Party shall have the right, exercisable not more than once in any calendar year, during regular business hours, at such Party's sold cost and expense unless an error of five percent (5%) or more is discovered, upon fifteen (15) days' written notice to the other Party, at the place where the other Party customarily maintains its books and records, to inspect those books and records which pertain to the payments due to LRG pursuant to Paragraph 3.4/3.5 and 4.2/4.3. Any such audit shall be conducted by representatives of a firm of certified public accountants, shall not unreasonably interfere with normal course of business and shall be completed within a reasonable period of time. Such Party shall furnish to the other Party a copy of such auditor's report within ten (10) days after the completion of any such audit.

7.1      LRG's responsibilities will include:

     (a) obtaining Product and art approval from the Universities and using its best reasonable business efforts to solicit Universities Agreements;

     (b)  remitting the proper royalties to participating Universities;

     (c) developing and managing special promotions, subject to good faith consultation with PPE;

     (d) abiding by Sony' licensing guidelines and code of ethics, as shall be provided to LRG from time to time;

     (e) LRG will provide practical and consulting support to PPE in developing US sales agreements, jurisdiction approvals, pricing structures and other information relative to the US market;

     (f) LRG will develop a Marketing/Business Plan for the US as outlined in paragraph 6.1. LRG will also provide input and information regarding market trends and




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                                      - 4 -

          competitive activity and participate in a meaningful way in monthly planning and review meetings initially, then evolving to quarterly meetings in the longer term;

     (g) LRG will support PPE's production, planning and inventory procurement activities by providing sales information (firm; forecast; projections) in a format and timeframe mutually agreed upon by both parties.

7.2 LRG hereby undertakes to indemnify and hold PPE, Sony, and their representatives, employees, shareholders, directors, licensees and assigns harmless on demand from and against any and all loss, expense, liability and damage suffered or incurred by any of them as a result of LRG's actual breach of the foregoing or this Agreement.

8.0 Each sales agreement will outline PPE's commitment to provide warranty, extended warranty, preventative and remedial maintenance and ongoing maintenance support for kiosks (that is, freestanding booths) sold. PPE will also be responsible for supplying paper, operating software and image packages.

     PPE  will  provide  LRG  with  liability   insurance  in  accordance   with
     Universities policy and include the Universities & LRG as additional insureds

8.1 PPE will provide to LRG quarterly payments. PPE will also be responsible for paying advances against royalties to LRG on behalf of the Universities, in accordance with the advance policy of the individual Universities, which policy shall be disclosed and approved by PPE prior to conclusion of the applicable Universities Agreement.

8.2 PPE hereby undertakes to indemnify and hold LRG and its representatives, employees, shareholders, directors, licensees, sublicenses and assigns harmless on demand from and against any and all loss, expense, liability and damage suffered or incurred by any of them as a result of PPE's actual breach of this Agreement.

9.0 Subject to the term of the rights that Sony has granted to PPE, this Agreement will continue until and including June 30, 2003 ("Term"), with automatic extensions of five (5) year terms, unless written notice of termination is given by either party one (1) year before the end of the Term or any extension thereof.

1.10 This Agreement does not create a partnership or joint venture between the Parties, nor does it make either Party an agent (except as herein expressly provided) or employee of the other. The Parties agree that they are independent contractors.

10.1 Subject to written pre-approval of PPE not to be unreasonably withheld, LRG may perform its obligations and exercise its rights hereunder through independent representatives, sub- licensees, or through organizations of its choice, but LRG shall





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     remain principally liable for performance of its obligations hereunder. LRG acknowledges that PPE may perform its obligations and exercise its rights hereunder through franchisees, but PPE shall remain principally liable for performance of its obligations hereunder.

11.0 The Parties will amend this Agreement as is necessary an is agreed to by the Parties.



This letter, when accepted by PPE below, will constitute a binding agreement between the Parties, enforceable in accordance with the laws of the State of Michigan. If the foregoing accurately reflects our agreement, kindly date and sign below and return an accepted counterpart to us by fax; originals will then follow by mail.

Yours very truly,



/s/ Ron Thompson
Ron Thompson
President
Power Photo Enterprises Inc.


Agreed to and accepted by:

Licensing Resource Group

/s/Dick Rademaker
-------------------------
Dick Rademaker
President and CEO

11-9-98
Date